Exhibit 5.1

Fitell Corporation	D:	+852 3656 6054
89 Nexus Way, Camana Bay		+852 3656 6061
Grand Cayman, KY1-9009
Cayman Islands	E:	nathan.powell@ogier.com
florence.chan@ogier.com

	Reference:	FYC/AGC/500991.00001

23 September 2025

Dear Sirs

Fitell Corporation (the Company)

We have acted as the Cayman Islands counsel to the Company in connection with the filing of the Company’s prospectus supplement dated 19 September 2025 (the Prospectus Supplement) with the United States Securities and Exchange Commission (the Commission) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the Act), forming part of the registration statement on Form F-3 (File No. 333-284232) which was filed with the Commission on 10 January 2025 and declared effective on 5 February 2025, including all amendments or supplements thereto (the Registration Statement).

The Prospectus Supplement relates to the Company’s issuance and offering of class A ordinary shares of US$0.0001 par value each in the Company (the Note Shares) issuable upon conversion of the series A senior secured convertible notes in the aggregate original principal amount of up to US$70,000,000 (the Note) to an institutional investor (the Investor) pursuant to the securities purchase agreement dated 19 September 2025 entered into by and between the Company and the Investor (the Agreement).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Agreement. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 11 April 2022 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

Ogier
Providing advice on British Virgin Islands,
Cayman Islands and Guernsey laws	Partners
	Nicholas Plowman	Cecilia Li
Floor 11 Central Tower	Nathan Powell	Rachel Huang**
28 Queen’s Road Central	Anthony Oakes	Yuki Yan**
Central	Oliver Payne	Florence Chan*‡
Hong Kong	Kate Hodson	Richard Bennett**‡
	David Nelson	James Bergstrom‡
T +852 3656 6000	Justin Davis		* admitted in New Zealand
F +852 3656 6001	Joanne Collett		** admitted in England and Wales
ogier.com	Dennis Li		‡ not ordinarily resident in Hong Kong

(b)	the second amended and restated memorandum and articles of association of the Company adopted by special resolutions passed on 9 April 2025 (the Memorandum and Articles, respectively);

(c)	the certificate of good standing dated 18 September 2025 issued by the Registrar in respect of the Company (the Good Standing Certificate);

(d)	the certificate of incumbency in respect of the Company dated 18 September 2025 issued by the registered office service provider of the Company (the Certificate of Incumbency);

(e)	the register of directors and officers of the Company dated 18 July 2025 (the Register of Directors);

(f)	the shareholder list of the Company as at 18 September 2025 provided to us by the Company on 18 September 2025 (the Listed Register of Members, and together with the Register of Directors, the Registers);

(g)	the certificate dated 22 September 2025 as to certain matters of fact signed by a director of the Company (the Director’s Certificate);

(h)	the written resolutions of the board of directors of the Company dated 19 September 2025 (the Board Resolutions);

(i)	the Agreement;

(j)	the form of the Note to be issued by the Company in favour of the Investor; and

(k)	the Prospectus Supplement and Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Certificate of Incumbency, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Documents are true and correct copies, and where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked;

(g)	each of the parties to the Agreement other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws, and the Agreement has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands);

(h)	the Board Resolutions remains in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transaction and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Agreement which has not been properly disclosed in the Board Resolutions;

(i)	neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(i)	the Company will issue the Note Shares in furtherance of its objects as set out in its Memorandum;

(j)	the Note Shares shall be issued at an issue price in excess of the par value thereof;

(k)	the form and terms of any and all Note Shares, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the memorandum and articles of association of the Company then in effect nor any applicable law, regulation, order or decree in the Cayman Islands;

(l)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Note Shares and none of the Note Shares have been offered or issued to residents of the Cayman Islands;

(m)	all necessary corporate action will be taken to authorise and approve any issuance of Note Shares and the terms of the offering of such Note Shares thereof and any other related matters and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(n)	the Company will have sufficient authorised but unissued share capital to effect the issue of any Note Shares at the time of issuance upon the conversion of the Note, and that all terms and conditions of the Note have been duly satisfied upon the conversion of the Note by the Investor;

(o)	upon the issue of any Note Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(p)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein

(q)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Note Shares, and the due execution and delivery thereof by each party thereto; and

(r)	the Company is, and after the allotment (where applicable) and issuance of any Offer Shares will be, able to pay its liabilities as they fall due.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company under the Companies Act (Revised) of the Cayman Islands (the Companies Act) and is validly existing and in good standing with the Registrar.

Authorised Share capital

(b)	The authorised share capital of the Company is US$50,000 divided into (i) 493,560,000 class A ordinary shares of a par value of US$0.0001 each and (ii) 6,440,000 class B ordinary shares of a par value of US$0.0001 each.

Issuance of Note Shares

(c)	The Note Shares to be issued pursuant to the Agreement and the Note have been duly authorised by the Company for issuance and when:

(i)	issued by the Company against payment in full of the consideration therefor (being not be less than the par value per Note Share) upon due conversion of the Note in accordance with the terms thereof, the Board Resolutions and the then effective memorandum and articles of association of the Company;

(ii)	such issuance of Note Shares have been duly registered in the Company’s register of members as fully paid shares; and

(iii)	subject to the satisfaction of any conditions or requirements set forth in the Agreement and the Note, the Memorandum and Articles and the Board Resolutions,

will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Documents (or as to how the commercial terms of such Documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and Registration Statement and to the reference to our firm under the heading “Legal Matters” of the Prospectus Supplement and Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus Supplement and Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the offer and sale of the Note Shares while the Prospectus Supplement and Registration Statement is effective.

Yours faithfully

Ogier